Exhibit 10.13

DEUTSCHE BANK TRUST COMPANY AMERICAS

60 WALL STREET

NEW YORK, NEW YORK 10005

CITICORP NORTH AMERICA, INC.

390 GREENWICH STREET

NEW YORK, NEW YORK 10013

July 23, 2004

American Campus Communities

  Operating Partnership, LP

805 Las Cimas Parkway, Suite 400

Austin, Texas 78746

Attn: Mr. Mark Hager

Dear Mr. Hager:

American Campus Communities Operating Partnership, LP (“ACC”) has advised Deutsche Bank Trust Company Americas (“DBTCA”) and Citicorp North America, Inc. (“CNAI”; together with DBTCA, the “Initial Lenders”) that it desires to obtain funds for use in acquisitions, and for other on-going working capital and general corporate needs, through a revolving credit facility (the “Credit Facility”) providing a maximum of Seventy-Five Million Dollars ($75,000,000.00) (the “Base Commitment Amount”); provided, that during the syndication of the Credit Facility or after the Closing (as defined below), ACC may elect to increase the size of the Credit Facility by up to an additional Twenty-Five Million Dollars ($25,000,000.00) (the “Additional Commitment Amount”).

A summary of the principal terms and conditions of the Credit Facility is set forth on Exhibit “A” attached hereto (the “Term Sheet”). Please note that those matters relating to the Credit Facility that are not specifically discussed herein or in the Term Sheet are subject to mutual agreement of the parties hereto.

In connection with the Credit Facility: (a) DBTCA is pleased to advise you of its commitment (the “DBTCA Commitment”) to provide up to $37,500,000.00 of the Base Commitment Amount in respect of the Credit Facility, upon the terms and subject to the conditions set forth herein and in the Term Sheet; and (b) CNAI is pleased to advise you of its commitment (the “CNAI Commitment”; together with the DBTCA Commitment, the

“Commitments,” and each, a “Commitment”) to provide up to $37,500,000.00 of the Base Commitment Amount in respect of the Credit Facility, upon the terms and subject to the conditions set forth herein and in the Term Sheet. You understand and agree that the availability of the Additional Commitment Amount will be subject to obtaining the commitments of one or more Lenders (as hereinafter defined) to provide the Additional Commitment Amount, and that neither DBTCA nor CNAI nor any of their respective affiliates is hereby committed or otherwise obligated to provide all or any portion of the Additional Commitment Amount.

It is agreed that DBTCA will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Credit Facility; Deutsche Bank Securities Inc. (“DBSI”), an affiliate of DBTCA, and Citigroup Global Markets Inc. (“CGMI”), an affiliate of CNAI, will act as “co-lead arrangers” and “joint book-running managers” for the Credit Facility and any syndication thereof (in such capacity, the “Co-Lead Arrangers”); and CGMI will act as “syndication agent” for the Credit Facility (in such capacity, the “Syndication Agent”). No other agents, co-agents or arrangers will be appointed and no other titles will be awarded unless agreed to by each of the Co-Lead Arrangers.

We reserve the right, prior to or after the execution of the definitive documentation evidencing and securing the Credit Facility (the “Closing”), to syndicate all or part of the Credit Facility (including all, or any part, of the Commitments) to one or more financial institutions (together with DBTCA and CNAI, the “Lenders”) pursuant to a syndication to be managed by DBSI and CGMI. ACC agrees to actively assist DBSI and CGMI in achieving a syndication of the Credit Facility, should they elect to pursue the same, that is satisfactory to DBSI, CGMI and each of the Initial Lenders. If a syndication is pursued, it is anticipated that your assistance will include: (a) direct contact between the senior management, key employees and advisors of ACC and its subsidiaries (collectively the “Key Employees”) and prospective syndicate members, (b) assistance in the preparation of an informational memorandum and other marketing materials in a timely manner, and (c) causing the Key Employees to be available, at reasonable times and upon reasonable notice, from time to time, to attend and make presentations regarding the business and prospects of ACC, its subsidiaries, and any other relevant matters, at a meeting or meetings of the Lenders or prospective Lenders.

DBSI and CGMI, in consultation with you, will manage all aspects of any syndication of the Credit Facility, including decisions as to the selection of institutions to be approached and when they will be approached, if and when such institutions will be invited to participate, which institutions will participate, and the allocation of the Commitments among the Lenders. To assist DBSI and CGMI in any such syndication efforts and the Lenders in their due diligence review, you agree promptly to prepare and provide to DBSI, CGMI and/or the Lenders all information with respect to yourself and each of your subsidiaries, including any financial information and projections (the “Projections”), as DBSI, CGMI or any of the Lenders may reasonably request. You hereby represent and covenant that (a) all written and other documentary information other than the Projections (collectively, the “Information”) that has been, or will be, made available to DBTCA, CNAI, DBSI, CGMI or any prospective Lender by you, or any of your subsidiaries or your or their representatives is, or will be, when furnished, complete and correct in all material respects and does not, or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make

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the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) the Projections that have been, or will be, provided to DBTCA, CNAI, DBSI, CGMI and/or any prospective Lender by you, or any of your subsidiaries or your or their representatives have been, or will be, prepared in good faith based upon reasonable assumptions. You understand that, in arranging and syndicating the Credit Facility, DBTCA, CNAI, DBSI and CGMI will use and reply on the Information and Projections without independent verification thereof.

As consideration for the Commitments hereunder and the agreement to provide the services specified herein and in the Term Sheet, you agree to pay to each Initial Lender the nonrefundable fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith in respect of the Credit Facility (the “Fee Letter”).

As you are aware, we have not yet had the opportunity to complete our business, financial, accounting or legal due diligence (including regulatory and environmental due diligence) in connection with ACC or otherwise with respect to the matters contemplated herein. Accordingly, each of the Commitments is subject to, among other things: (i) our completion of all such business, financial, accounting and legal due diligence, and our satisfaction, in our absolute discretion, with the results thereof, (ii) the satisfaction of the conditions precedent referred to in the Term Sheet and (iii) the execution and delivery of formal documentation evidencing and securing the Credit Facility and acceptable to the Administrative Agent and the Initial Lenders. Furthermore (and without limiting the generality of the foregoing), if, prior to the Closing, we discover: (1) any material adverse condition in or affecting any aspect of the business, property, assets, operations, liabilities, condition (financial or otherwise) or prospects of ACC and/or the Parent Guarantor and/or the Subsidiary Guarantors referred to in the Term Sheet, taken as a whole, and/or (2) any material adverse change in or affecting the financial, banking, capital, or loan syndication markets, we may, in our sole discretion, require alternative financing amounts, terms or structures that assure adequate protection for the Lenders or decline to provide or participate in the proposed financing. The exercise by any of the Initial Lenders of its rights set forth in this paragraph shall neither: (a) result in any obligation or liability by such Initial Lender (or its respective affiliates) to you (or any of your subsidiaries or affiliates) nor (b) excuse or limit your obligations hereunder or under the Fee Letter with respect to the reimbursement of out-of-pocket expenses.

You hereby agree to indemnify, defend and hold harmless DBTCA, CNAI, DBSI, CGMI and each of the Lenders, and each director, officer, shareholder, employee, agent and affiliate thereof (each of the foregoing, an “Indemnified Person”) against any losses, claims, damages, liabilities or other expenses to which any of such Indemnified Persons may become subject, insofar as such losses, claims, damages, liabilities or other expenses arise out of or in any way relate to or result from this letter, the Term Sheet, the Fee Letter, the Credit Facility and other matters contemplated by this letter, or any use or intended use of this letter or the proceeds of the Credit Facility as contemplated by this letter and the Term Sheet, and ACC agrees to reimburse each Indemnified Person for any and all reasonable legal or other expenses incurred by it in connection with its investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding out of which such expenses arise), provided, however, that ACC shall have

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no obligation to indemnify any Indemnified Person for any loss, claim, damage, liability or other expense to the extent that same resulted from the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision).

This letter is furnished for your benefit only and may not be relied upon by any other person or entity. None of DBTCA, CNAI, DBSI, CGMI, nor any of their respective affiliates, shall be responsible or liable to you or to any other person or entity for any damages (direct, special, consequential or otherwise) which may result, or be alleged to result, from this letter, the Term Sheet or any failure to provide or syndicate the Credit Facility.

The provisions of the immediately preceding three paragraphs shall survive any termination of this letter.

DBTCA and CNAI reserve the right to employ their respective affiliates (including, without limitation, DBSI and CGMI) in providing the services contemplated by this letter and the Term Sheet and to allocate, in whole or in part, to such affiliates certain fees payable to them in such manner as they and their affiliates may agree in their sole discretion. You acknowledge that DBTCA and CNAI may share with any of their respective affiliates, and such affiliates may share with DBTCA and CNAI, any information relating to ACC and each of its subsidiaries and affiliates (as applicable) or otherwise relevant to the subject matter hereof, including any information as to the creditworthiness of any such entities and that any and all such information may be shared with other prospective Lenders. We shall each treat, and cause our respective affiliates and any prospective Lender to treat and cause its affiliates to treat, all non-public information provided by you as confidential information in accordance with customary banking industry practices.

No amendment, waiver or modification of any provision of this letter or the Term Sheet shall be effective unless the same shall be in writing and signed by each of the parties hereto.

You are not authorized to, and will not, show or circulate this letter, the Term Sheet or the Fee Letter to any other person or entity (other than on a confidential basis to both your legal and financial advisors in connection with your evaluation hereof), provided, however, that (a) you may make such public disclosures of this letter and/or the Term Sheet as and to the extent that you are required by law to do so, (b) you may disclose this letter and/or the Term Sheet or the contents thereof (but not the Fee Letter or the contents thereof) in the prospectus relating to the initial public offering of American Campus Communities, Inc. that is to be consummated concurrently with the Closing, and (c) subject to Administrative Agent’s prior approval, which approval shall not be unreasonably conditioned, withheld or delayed, you may announce the existence of the Commitments, the amount of Credit Facility and the identity of the Initial Lenders, but not the other terms hereof or of the Term Sheet or the Fee Letter. If this letter is not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return this letter, the Term Sheet and the Fee Letter (and any copies hereof and thereof) to DBTCA. This letter may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts shall be an original, but all of which shall together constitute one and the same instrument.

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Notwithstanding anything contained herein to the contrary, each of the Commitments shall terminate on August 31, 2004 (the “Expiration Date”) if the Closing does not occur on or prior to such date. The Expiration Date may be extended only by a written instrument executed by each of the Initial Lenders, and you acknowledge that no course of dealing among you, the Initial Lenders or any of their affiliates (including due diligence investigations or the negotiation or exchange of draft or final executed loan documents) prior to or after the Expiration Date shall constitute an extension of the Expiration Date or otherwise form the basis of any claim against any of the Initial Lenders or any of their respective affiliates. You acknowledge and agree that, if the Commitments terminates provided in this paragraph, your obligations hereunder and under the Fee Letter to reimburse and indemnify the Initial Lenders, their agents and affiliates, as applicable, shall not be excused or diminished.

If you are in agreement with the foregoing, please sign and return to DBTCA and CNAI the enclosed copies of this letter and the Fee Letter. This offer shall terminate at 5:00 P.M., New York time, on July 27, 2004, unless copies of this letter and the Fee Letter executed by ACC have been delivered to DBTCA and CNAI (including by way of facsimile transmission).

THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS LETTER OR THE FEE LETTER OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.

* * * * * * * * * *

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Very truly yours,

DEUTSCHE BANK TRUST COMPANY AMERICAS

By	/s/ Brenda Casey
Name:	Brenda Casey
Title:	Vice President

CITICORP NORTH AMERICA, INC.

By	/s/ David Bouton
Name:	David Bouton
Title:	Vice President

Agreed to and Accepted this

23rd day of July, 2004

AMERICAN CAMPUS COMMUNITIES

OPERATING PARTNERSHIP, LP,

a Maryland limited partnership

By AMERICAN CAMPUS COMMUNITIES

HOLDINGS LLC, a Maryland limited liability company,

its General Partner

By:	/s/ Mark J. Hager
Name: Mark J. Hager
Title: Authorized Officer

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EXHIBIT A

American Campus Communities Operating Partnership, LP

$75 Million Revolving Credit Facility

Summary of Terms and Conditions

Borrower	American Campus Communities Operating Partnership, LP.

Guarantors	American Campus Communities, Inc. (the “Parent Guarantor”) and all subsidiaries of the Borrower that directly or indirectly own the Borrowing Base Properties (defined below) (the “Subsidiary Guarantors”).

Facility and Amount	$75 million senior secured revolving credit facility (the “Facility”). The Facility will have a sub-limit for letters of credit in an amount to be agreed upon.

Accordion	Either during syndication or after closing, the Borrower may elect to increase the size of the Facility by up to an additional $25 million.

Co-Lead Arrangers	Deutsche Bank Securities Inc. (“DBSI”) and Citigroup Global Markets Inc. (“Citi”).

Administrative Agent	Deutsche Bank Trust Company Americas (“DBTCA”).

Syndication Agent	Citi.

Lenders	DBTCA, Citicorp North America, Inc. and a syndicate of lenders arranged by the Co-Lead Arrangers and acceptable to the Borrower.

Interest Rate	LIBOR and Base Rate interest rate options are available to the Borrower, with spreads based on Total Leverage, as follows:

	Total Leverage	LIBOR Spread	Base Rate Spread
	> 60%	2.50%	1.25%
	50% - 60%	2.00%	0.75%
	45% - 50%	1.75%	0.50%
	< 45%	1.50%	0.25%

LIBOR options are available in 1, 2, 3 and 6 month contracts. Base Rate on any day means the higher of (i) the Prime Rate of DBTCA in effect that day, and (ii) the Federal Funds Rate in effect that day as announced by the Federal Reserve Bank of New York, plus 0.5%.

Interest will be computed on the actual days elapsed in a 360-day year. Interest in respect of each Base Rate loan under the Facility will be payable quarterly in arrears. Interest in respect of each LIBOR loan under the Facility will be payable in arrears on the last day of each LIBOR interest period applicable thereto and, in the case of any LIBOR interest period of 6 months, on the three-month anniversary of the commencement of such interest period.

Outstanding letters of credit will be subject to (a) a letter of credit fee equal to the then applicable LIBOR spread payable to the Lenders on a pro rata basis, and (b) a fronting fee equal to 12.5 bps per annum payable to the issuer of each letter of credit for its own account, in each case calculated on the daily undrawn face amount of each outstanding letter of credit and payable quarterly in arrears.

In addition to all other fees, charges and expenses otherwise payable, during the continuance of an event of default under the Facility, the Applicable Margin will increase by 2.00%, and each LIBOR Advance will convert to a Base Rate Advance at the end of the interest period then in effect.

Unused Fee	An undrawn fee shall be payable quarterly in arrears to each Lender on the daily average unutilized commitment of such Lender. The Undrawn Fee shall be 25 bps at any time Facility usage is below 50% and 20 bps at any time Facility usage is equal to or greater than 50%.

Purpose	The Facility will be available for acquisitions, working capital and other general corporate purposes.

Term	Three years.

Security

The Facility will be secured by title insured, recorded first priority mortgages over each Borrowing Base Property. At closing, the Borrowing Base properties will be as follows:

1.      The Village on University; Arizona State University

2.      The Village at Science Drive; University of Central Florida

3.      University Village at Fresno; Cal State Fresno

4.      University Village at TU; Temple

In addition, the Facility will be secured by a pledge of all personal property and an assignment of all leases, rents, contracts, licenses and permits relating to the Borrowing Base Properties.

On a date after closing to be mutually agreed upon, University Village at San Bernadino; Cal State San Bernadino, will be mortgaged and added to the Borrowing Base, unless such property is no longer owned by the Borrower as of such date.

Recourse	The Facility will be fully recourse to the Borrower and Guarantors.

Optional Prepayments	Permitted at any time in whole or in part, in minimum amounts to be agreed upon, without premium or penalty other than payment of customary LIBOR breakage costs.

Mandatory Prepayments	Mandatory prepayments will be required to the extent that the outstandings under the Facility exceed the Borrowing Base Amount (as hereinafter defined) at any time.

Availability	Availability under the Facility will be limited to the Borrowing Base Amount, which shall be equal to the lesser of (a) 60% of the Aggregate Borrowing Base Property Value, and (b) the Adjusted Net Operating Income for all of the Borrowing Base Properties divided by the product of the Mortgage Constant, 12 and 1.30. The Borrowing Base will be calculated quarterly, utilizing the most recent Appraisal for each Borrowing Base Property, and on the date of any Borrowing Base Property addition or removal (it being understood that the Administrative Agent shall have the right to require an updated Appraisal with respect to any Borrowing Base Property only once during the term of the Facility unless an event or circumstance occurs or exists which would be reasonably likely to have a material adverse effect on such Borrowing Base Property or the value thereof after the date of the most recent appraisal of such Borrowing Base Property).

Borrowing Base Covenants	The Borrowing Base must contain at least 4 qualified Borrowing Base Properties at all time. If a Borrowing Base Property fails to satisfy the Borrowing Base Property Conditions it will be considered an “excluded” property and it will not be considered for purposes of determining Borrowing Base Property Value or the minimum number properties requirement in the preceding sentence.

Addition of Borrowing Base Properties	With the prior approval of the Required Lenders, the Borrower may designate one or more additional properties as a “Borrowing Base Property,” provided a current Appraisal of any such property is received by the Agent and any such property is encumbered by a title insured, recorded first priority mortgage lien in favor of the Administrative Agent for the benefit of the Lenders and, unless otherwise agreed by the Required Lenders, such property meets all of the Borrowing Base Property Conditions; provided the addition of University Village at San Bernadino; Cal State San Bernadino shall not require approval by the Required Lenders.

Removal of Borrowing Base Properties	The Borrower may at any time obtain the release of a Borrowing Base Property, subject to (a) delivery of a certificate demonstrating pro forma compliance with the “Availability” condition set forth above, and (b) there being no default or event of default in existence under the Facility.

Affirmative Covenants	Customary for facilities of this type.

Financial Covenants

Customary for facilities of this type, including but not limited to:

•      At no time shall Consolidated Net Worth be less than 85% of net worth at closing plus 75% of all net equity cash proceeds received after the effective date of the Facility.

•      As of any fiscal quarter end, Consolidated Total Indebtedness shall not exceed 65% of Consolidated Total Asset Value.

•      Beginning on the earlier of (a) the first date on which the total outstandings under the Facility equal or exceed $25 million and (b) the 12/31/05 test date, and thereafter, for the most recent period of four consecutive fiscal quarters, Consolidated EBITDA shall not be less than 2.00 times Consolidated Cash Interest Expense for the corresponding period.

•      Beginning on the earlier of (a) the first date on which the total outstandings under the Facility equal or exceed $25 million and (b) the 12/31/05 test date, and thereafter, for the most recent period of four consecutive fiscal quarters, Consolidated EBITDA shall not be less than 1.50 times Consolidated Fixed Charges for the corresponding period.

•      Beginning with the 12/31/05 test date and thereafter, for the most recent period of four consecutive fiscal quarters, dividends or distributions by the Borrower shall be limited to 95% of FFO for the corresponding period. Prior to 12/31/05, dividends or distributions by the Borrower shall not exceed $5 million per quarter (such amount shall be adjusted in a manner to be determined in the event of future equity issuances).

•      At no time shall debt bearing a fixed rate or debt fully hedged through the maturity date of the Facility be less than 75% of Consolidated Total Indebtedness.

The Financial Covenants will exclude the On-Campus Participating Properties.

Negative Covenants

Customary for facilities of this type, including but not limited to restrictions and limitations on liens, indebtedness, restricted payments, mergers and acquisitions, asset sales, and investments.

The Borrower and its subsidiaries shall not be permitted to (a) incur any additional indebtedness or other obligations relating to the On-Campus Participating Properties, or (b) make any additional investments in excess of an amount to be determined in the On-Campus Participating Properties.

Closing Conditions	Customary for facilities of this type, including but not limited to closing of the initial public offering of the Parent Guarantor generating gross proceeds of at least $200 million.

Representations & Warranties	Customary for facilities of this type.

Events of Default

Customary for facilities of this type, including, but not limited to:

•      Failure to pay principal when due and failure to pay interest, fees and other amounts within 3 business days of when due.

•      Representations or warranties materially incorrect.

•      Failure to comply with covenants (with notice and cure periods as applicable).

•      Cross-default (i) to payment defaults on debt aggregating $10,000,000 or more, or (ii) to other events if the effect is (A) to permit acceleration of such debt and such event is not cured within a cure period to be agreed, or (B) to accelerate such debt.

•      Unsatisfied judgment or order in excess of $10,000,000, subject to exceptions permitting appeal and a grace period to be agreed.

• Bankruptcy/insolvency. • ERISA • Change of control or ownership.

Assignments /Participations

Each Lender will have the right to assign to one or more eligible assignees all or a portion of its rights and obligations under the loan documents, with the consent, not to be unreasonably withheld, of the Agent and, so long as no default shall then exist, the Borrower. Minimum aggregate assignment level of $5,000,000 and increments of $1,000,000 in excess thereof. The parties to the assignment (other than the Borrower) will pay to the Administrative Agent an administrative fee of $3,500.

Each Lender will also have the right, without the consent of the Borrower or the Agent, to assign (i) as security, all or part of its rights under the loan documents to any Federal Reserve Bank and (ii) with notice to the Borrower and the Agent, all or part of its rights and obligations under the loan documents to any of its affiliates.

Lenders’ Counsel	Sidley Austin Brown & Wood LLP

Governing Law	State of New York, except that the law of the state in which any collateral security for the Facility is located shall apply to the extent necessary to create, perfect and foreclose the liens and security interests created by the loan documents in such collateral.

Defined Terms:	“Adjusted Net Operating Income” means, for any property, an amount equal to (A) the aggregate rental income from the operation of such property during such period; minus (B) the sum of (i) all expenses and other proper charges incurred in connection with the operation of such property (including real estate taxes, but excluding any management fees, debt service charges, income taxes, depreciation, amortization, and other non-cash expenses, (ii) an assumed management fee equal to 5% of gross revenues of such property during such period, and (iii) a reserve for capital expenditures equal to $190 per bed.

“Aggregate Borrowing Base Property Value” means the sum of the Borrowing Base Property Value for each Borrowing Base Property.

“Appraisal” means, with respect to any Borrowing Base Property, a written appraisal of such Borrowing Base Property prepared by an Appraiser and delivered to the Administrative Agent, in each case in form, content and methodology satisfactory to the Administrative Agent and in compliance with all applicable legal and regulatory requirements.

“Appraised Value” means as of any date of determination and with respect to any Borrowing Base Property, the appraised value of such Borrowing Base Property “as is” as most recently determined by an Appraisal on or before such date of determination.

“Appraiser” means any independent appraiser selected by the Administrative Agent (and, if no event of default is in existence under the Facility, reasonably acceptable to the Borrower), who meets all regulatory requirements applicable to the Administrative Agent and the Lenders, who is a member of the Appraisal Institute with a national practice and who has at least 10 years experience with real estate of the same type and in the same geographic area as the Borrowing Base Property to be appraised.

“Borrowing Base Property Conditions” means the following:

•      The property is located in the U.S.

•      The property is 100% owned by the Subsidiary Guarantors either in fee or subject to a ground lease. Any ground leases must (a) have a remaining term of at least 30 years (after giving effect to any renewal terms that are exercisable at the sole option of the applicable Subsidiary Guarantors), (b) contain customary leasehold mortgagee protection rights, and (c) be mortgageable without ground lessor consent (or with only such consents as shall have been obtained).

•      The property is a student housing property.

•      The property is not subject to any non-permitted liens.

•      The property is not under development.

•      The property is free of material structural defects and material adverse environmental issues.

•      The property shall be self-managed by the Borrower or one of its subsidiaries, and all management rights shall be expressly subordinate to the Facility.

“Borrowing Base Property Value” means, for each Borrowing Base Property the Appraised Value for such property; provided if an Appraisal for any Borrowing Base Property is not yet available to the Lenders as of the closing date, Borrowing Base Property Value shall equal the undepreciated book value of such property until an Appraisal is completed.

“Capitalization Rate” means 8.5%.

“Capitalized Value” means, for any property, the Adjusted Net Operating Income for such property for the most recent four fiscal quarters divided by the Capitalization Rate.

“Consolidated Cash Interest Expense” of any person for any period means consolidated interest expense less any non-cash amounts included therein which reflect the amortization of deferred financing charges for such period, plus any interest capitalized during such period.

“Consolidated EBITDA” means, for any person for any period, without duplication, the consolidated net income or loss of such person (before deduction for minority interests in Consolidates Entities and excluding, solely for purposes of the Consolidated EBITDA to Consolidated Interest Expense

and Consolidated Fixed Charges financial covenant ratios, the adjustment for so-called “straight-line rent accounting”) for such period; plus (A) the following items to the extent deducted in computing such consolidated net income of such person for such period: (i) consolidated interest expense of such person for such period, (ii) consolidated income tax expense of such person for such period, and (iii) consolidated real estate depreciation, amortization and other extraordinary and non-cash items of such person for such period (except, in the case of such other non-cash items, to the extent that a cash payment will be required to be made in respect thereof in a future period); minus (B) the following items to the extent included in computing such consolidated net income of such person for such period: (i) all consolidated gains (or plus all losses) attributable to the sale or other disposition of assets or debt restructurings of such person in such period, and (ii) income (loss) from unconsolidated entities; plus (or minus, as applicable) (C) such person’s pro rata share of the items described above in this definition of any unconsolidated entity for such period.

“Consolidated Fixed Charges” of any person for any period means the sum of, without duplication, (i) Consolidated Cash Interest Expense of such person for such period, (ii) an amount equal to $190 per bed of all real estate assets of such person and its consolidated entities, (iii) preferred dividends paid by such person and its consolidated entities during such period, and (iv) the scheduled principal amount of all amortization payments on all indebtedness of such person and its consolidated entities for such period (excluding balloon payments).

“Consolidated Net Worth” of any person at any time means the Consolidated Total Asset Value of such person at such time minus the Consolidated Total Indebtedness of such person at such time.

“Consolidated Total Asset Value” of any person at any time means the sum of the following amounts of such person and its consolidated entities at such time: (i) unrestricted cash and cash equivalents in excess of an amount to be determined, (ii) the Capitalized Value of all real estate assets owned more than four full fiscal quarters (other than unimproved land and development assets), (iii) the undepreciated book value of (a) all real estate assets owned or in operation less than four full fiscal quarters, (b) unimproved land, and (c) development assets, and (iv) such person’s pro rata share of any of the foregoing items that are attributable to any unconsolidated entity at such time.

“Consolidated Total Indebtedness” of any person at any time means the sum of, without duplication, the following amounts of such person and its consolidated entities at such time: (i) all borrowed money indebtedness, (ii) all obligations of such person for the deferred purchase price of property or services (other than ordinary course trade payables not overdue by more than 60 days), (iii) all obligations under capital leases, (iv) all obligations under letters of credit or similar facilities, (v) all obligations under hedge agreements, (vi) all amounts of guaranties, indemnities for borrowed money, stop-loss agreements, take-or-pay agreements and the like provided by such person or any of its consolidated entities, (vii) all amounts of bonds posted by such person or any of its consolidated entities guaranteeing performance or payment obligations, and (viii) such person’s pro rata share of any of the foregoing items that are attributable to any unconsolidated entity at such time.

“Mortgage Constant” means the factor determined by the Administrative Agent by reference to a standard level constant payment table for a fully amortizing loan with a maturity of 25 years’ duration based upon an assumed per annum interest rate equal to the greater of (i) the seven-year U.S. Treasury rate, plus one and three-quarters percentage points (1.75%), or (ii) seven percent (7%).

“On-Campus Participating Properties” means, collectively, (a) University Village – PVAMU; Prairie View A&M University, (b) University Village - TAMIU; Texas A&M International University, (c) University College - PVAMU; Prairie View A&M University, and (d) Cullen Oaks; The University of Houston.

“Required Lenders” means lenders representing at least 66 2/3% of the Facility commitment amount.